LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

This information should be read in conjunction with our Earnings Release for the period ended June 30, 2021, including the forward-looking statements and information related to financial measures. Comments and analysis represent underlying business activity and are exclusive of LCM.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income	$1,395	$687	$107	$2,082	$345
EBITDA	1,576	867	248	2,443	614
LCM (benefits) charges, pre-tax	—	—	(38)	—	73
EBITDA excluding LCM	1,576	867	210	2,443	687

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA increased $709 million versus the first quarter 2021. Compared to the prior period, olefins results increased approximately $310 million due to higher margins and volumes driven by first quarter weather events. Margins improved primarily due to the absence of high costs incurred during that time. We operated the ethylene crackers at 93 percent of capacity with the raw materials being approximately 65 percent ethane and about 25 percent other natural gas liquids. Combined polyolefins results increased approximately $400 million due to robust demand and tight markets driving higher prices for polyethylene and polypropylene.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA increased $1,366 million versus the second quarter 2020, excluding an unfavorable variance of $38 million due to a second quarter 2020 LCM inventory benefit. Compared with the prior period, olefins results increased $865 million driven by higher margins and volumes. Margins increased primarily due to higher ethylene and propylene pricing outpacing increases in feedstock costs. Volumes increased due to a full quarter of Louisiana joint venture volumes and planned maintenance which occurred in the second quarter 2020. Combined polyolefin results increased $475 million due to higher polyolefins margins and volumes. Polyolefins margins increased driven by higher spread due to increased product prices outpacing higher monomer costs. Polyethylene volume increased due to a full quarter of contribution from the Louisiana joint venture. Joint venture equity income increased approximately $25 million due to higher volumes and margins at our Indelpro polypropylene joint venture in Mexico. Results from our Louisiana joint venture are embedded in the segment's olefins and polyethylene profitability and are not reflected in equity income.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income	$551	$259	$81	$810	$216
EBITDA	708	412	185	1,120	374
LCM charges, pre-tax	—	—	34	—	70
EBITDA excluding LCM	708	412	219	1,120	444

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA increased $296 million versus the first quarter 2021. Compared to the prior period, olefins results increased $100 million due to increased margins driven by higher ethylene and co-product prices, partially offset by higher feedstock costs. We operated the ethylene crackers at 96 percent of capacity with approximately 40 percent of the raw materials from advantaged feedstocks. Combined polyolefins results increased approximately $180 million due to strong demand and continued tight markets driving higher polyethylene and polypropylene price spreads over monomer, partially offset by a decrease in volumes.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA increased $489 million versus the second quarter 2020, excluding a favorable variance of $34 million due to a second quarter 2020 LCM inventory charge. Compared to the prior period, olefins results increased more than $90 million driven by higher margins and volumes. Margins increased primarily due to higher ethylene price, partially offset by higher feedstock costs. Combined polyolefins results increased about $330 million due to strong demand and tight markets driving higher polyethylene and polypropylene price spreads over monomer. Joint venture equity income increased approximately $50 million due to higher margins associated with increased polyolefins demand.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income	$493	$88	$24	$581	$155
EBITDA	596	182	101	778	304
LCM charges, pre-tax	—	—	20	—	98
EBITDA excluding LCM	596	182	121	778	402

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA increased $414 million versus the first quarter 2021. Compared to the prior period, Propylene Oxide & Derivatives results increased $170 million due to higher margins and volumes. Strong demand drove margins for the Propylene Oxide and Derivatives business to historical highs. Volumes increased due to the Texas weather events and planned maintenance which occurred in the first quarter. Intermediate Chemicals results increased approximately $170 million due to improved margins driven by higher product prices and an increase in volumes driven by the absence of the weather events. Oxyfuels & Related Products results increased $70 million due to higher margins and volumes. Margins increased driven by higher demand and gasoline prices.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA increased $475 million versus the second quarter 2020, excluding a favorable variance of $20 million due to LCM inventory charges in the second quarter 2020. Compared with the prior period, Propylene Oxide & Derivatives results increased $205 million due to strong demand and tight markets driving higher margins and volumes. Intermediate Chemicals results increased approximately $155 million due to increased margins driven by higher product prices and higher volumes due to improved demand and planned maintenance which occurred in the second quarter 2020. Oxyfuels & Related Products results increased approximately $95 million due to higher margins driven by higher demand and gasoline prices.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income (loss)	$101	$104	$(83)	$205	$(13)
EBITDA	129	135	$(44)	264	69
LCM charges, pre-tax	—	—	67	—	69
EBITDA excluding LCM	129	135	23	264	138

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA decreased $6 million versus the first quarter 2021. Compared with the prior period, Compounding & Solutions results declined approximately $25 million driven by a decrease in volumes due to lower demand for products serving the automotive and electronic end markets as a result of semiconductor shortages. Advanced Polymers results increased more than $10 million primarily due to higher margins resulting from higher product price spreads over propylene.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA increased $106 million compared to the second quarter 2020, excluding a favorable variance of $67 million due to LCM inventory charges in the second quarter 2020. The prior period results included integration costs of approximately $15 million which did not recur in the second quarter 2021. Compared with the prior period, Compounding & Solutions results increased approximately $65 million with higher demand driving increases in volumes. Advanced Polymers results increased more than $20 million due to higher volumes driven by increased automotive and construction demand and margin increases primarily due to lower propylene feedstock prices in North America.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income (loss)	$(95)	$(130)	$116	$(225)	$(198)
EBITDA	(81)	(110)	165	(191)	(107)
LCM (benefits) charges, pre-tax	—	—	(179)	—	13
EBITDA excluding LCM	(81)	(110)	(14)	(191)	(94)

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA increased $29 million versus the first quarter 2021. Margin improved driven by an increase in the Maya 2-1-1 industry benchmark crack spread of $6.14 per barrel to $21.46 per barrel, partially offset by increased costs for renewable identification number credits (RINs) and lower refinery grade propylene prices. The Houston Refinery operated at 248,000 barrels per day, 96,000 barrels per day higher than prior period driven by the absence of weather events which occurred in the first quarter 2021.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA decreased $67 million versus the second quarter 2020, excluding an unfavorable variance of $179 million due to LCM inventory benefits in the second quarter 2020. Margin declined driven by lower by-product margins, increased costs for RINs and the absence of hedge gains which occurred in the second quarter 2020, partially offset by an increase in the Maya 2-1-1 industry benchmark crack spread of $8.19 per barrel. Crude throughput increased by 11,000 barrels per day due to higher demand for transportation fuels.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income	$82	$82	$104	$164	$151
EBITDA	92	94	112	186	168

Three months ended June 30, 2021 versus three months ended March 31, 2021 - EBITDA decreased $2 million compared to the first quarter 2021 driven by lower catalyst margin, partially offset by higher licensing revenue.

Three months ended June 30, 2021 versus three months ended June 30, 2020 - EBITDA decreased $20 million, versus the second quarter 2020 driven by lower catalyst margin and reduced licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $431 million during the second quarter 2021. Our cash and liquid investment balance was $1.5 billion, which includes $1.4 billion of cash and cash equivalents and restricted cash and $0.1 billion of short-term investments. There were 335 million common shares outstanding as of June 30, 2021. The company paid dividends of $378 million during the second quarter 2021.

Table 7 - Reconciliation of EBITDA to EBITDA Excluding LCM by Segment
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
EBITDA:
Olefins & Polyolefins - Americas	$1,576	$867	$248	$2,443	$614
Olefins & Polyolefins - EAI	708	412	185	1,120	374
Intermediates & Derivatives	596	182	101	778	304
Advanced Polymer Solutions	129	135	(44)	264	69
Refining	(81)	(110)	165	(191)	(107)
Technology	92	94	112	186	168
Other	(2)	5	(7)	3	(16)
Continuing Operations	$3,018	$1,585	$760	$4,603	$1,406

Add: LCM charges (benefits), pre-tax:
Olefins & Polyolefins - Americas	$—	$—	$(38)	$—	$73
Olefins & Polyolefins - EAI	—	—	34	—	70
Intermediates & Derivatives	—	—	20	—	98
Advanced Polymer Solutions	—	—	67	—	69
Refining	—	—	(179)	—	13
Continuing Operations	$—	$—	$(96)	$—	$323

EBITDA excluding LCM:
Olefins & Polyolefins - Americas	$1,576	$867	$210	$2,443	$687
Olefins & Polyolefins - EAI	708	412	219	1,120	444
Intermediates & Derivatives	596	182	121	778	402
Advanced Polymer Solutions	129	135	23	264	138
Refining	(81)	(110)	(14)	(191)	(94)
Technology	92	94	112	186	168
Other	(2)	5	(7)	3	(16)
Continuing Operations	$3,018	$1,585	$664	$4,603	$1,729